EXHIBIT 4.1


THIS OPTION AND THE STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND CAN BE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND APPLICABLE STATE SECURITIES LAWS. THIS OPTION AND SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, UNLESS, IN THE OPINION OF COUNSEL FOR THE COMPANY OR COUNSEL FOR THE REGISTERED HOLDER (WHICH SHALL BE IN FORM AND FROM SUCH COUNSEL AS SHALL BE REASONABLY SATISFACTORY TO THE COMPANY), SUCH REGISTRATION IS NOT THEN REQUIRED. NO REGISTRATION RIGHTS HAVE BEEN GRANTED WITH RESPECT TO THIS OPTION AS OF ITS ORIGINAL DATE OF ISSUANCE.


                            U.S. WIRELESS DATA, INC.

                      NONQUALIFIED STOCK OPTION CERTIFICATE

         U.S. Wireless Data, Inc., a Colorado corporation ("Company"), for good and valuable consideration, including the incentive to the Optionee to remain as an employee of the Company as a result of ownership or increased ownership of the Company's no par value common stock ("Common Stock"), the receipt and sufficiency of which consideration hereby is acknowledged, irrevocably grants to the Optionee the option ("Option") to purchase the following number of shares of Common Stock:

                Optionee                            Number of Shares
                --------                            ----------------

             Roger L. Peirce                           1,260,984


The effective date of this grant is November 23, 1998 ("Date of Grant") and is subject to the following terms and conditions:

         1. EXERCISE PRICE. The purchase price ("Exercise Price") for shares of Common Stock purchasable pursuant to this Option shall be Two and 563/1000 Dollars ($2.563) per share, which shall be paid in full in cash at the time of exercise; provided, however, that the Board of Directors of the Company may in its sole discretion permit payment to be made with shares of the Company's Common Stock owned by Optionee or shares purchasable by Optionee pursuant to exercise of this Option in such a manner that Optionee shall not have to surrender any cash to exercise this Option (a "Cashless Exercise"). The Exercise Price represents the fair market price of the Company's Common Stock as of the date this Option is granted. Optionee shall have no rights with respect to dividends or have any other rights
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as a shareholder  with respect to shares  subject to this Option until  Optionee has given written notice of the exercise of the Option and has paid in full for such shares.

         2. TIME OF EXERCISE. This Option may be exercised as to all or any portion of the total shares covered by this Option immediately on the Date of Grant, and shall expire on the later of September 1, 2002, or one year after cessation of the Executive's relationship with the Company in any capacity, including service provided to the Company as an employee, officer, director or consultant. The period of time during which the Option may be exercised is referred to herein as the "Option Period."

         3. COMPANY'S REPURCHASE RIGHTS. The shares purchased upon exercise of this Option shall be subject to the right of the Company to repurchase such shares at the same price paid for them by the Optionee; provided that the Company's repurchase rights shall terminate incrementally in 48 equal monthly installments commencing on the date of grant of this Option, irrespective of the date of actual exercise of the Option. The repurchase rights of the Company shall terminate completely (thereby vesting Optionee's rights in and to 100% of the shares) in the event of a change in control of the Company, which shall be defined for purposes hereof as: (1) a transaction involving the sale or transfer (in one or more related transactions) of a sufficient quantity of the voting securities of the Company such that upon completion of the transaction(s), the holders of such securities have the right to elect a majority of the Board of Directors of the Company; (2) a merger, acquisition or other reorganization of the Company by another entity (other than a parent or subsidiary of the Company) in which the Company is not the surviving entity; or (3) the sale of all or substantially all assets of the Company other than in the ordinary course of business.

         4. NUMBER OF SHARES PURCHASABLE AT ANY ONE TIME. This Option may be exercised only for at least 100 shares of Common Stock or a multiple thereof or for the full number of shares for which the Option is then exercisable.

         5. DEATH OF OPTIONEE. If Optionee dies during Optionee's employment with the Company, this Option shall be exercisable only as to that portion exercisable as of the date of death and within one year after Optionee's death, or the last day of the Option Period, whichever is earlier, by the personal representative or administrator of Optionee's estate, or by any trustee, heir, legatee or beneficiary to whom Optionee's rights under this Option shall pass by will or the laws of descent and distribution to the extent that Optionee was entitled to exercise this Option at the time of Optionee's death.

         6. RETIREMENT OF OPTIONEE. If Optionee's employment with the Company terminates by reason of retirement, the Option shall be exercisable within the one year period following Optionee's retirement as described above, but not later than the last day of the Option Period, and then only to the extent to which the Option was exercisable at the time of such termination of employment by retirement. However, if Optionee dies within three months after termination by retirement, the Option, to the extent it was exercisable at the time of Optionee's death, shall thereafter be exercisable for one year after the date of Optionee's death, but not later than the last day of the Option Period.


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
         7. DISABILITY OF OPTIONEE. If Optionee becomes permanently and totally disabled, and at the time of such disability Optionee is entitled to exercise one or more installments under this Option, Optionee shall have the right to exercise this Option within one year after such disability provided Optionee exercises this Option within the Option Period and then only to the extent to which this Option was exercisable at the time of such disability. For purposes of this Section 7 an Optionee shall be considered to be totally and permanently disabled if a qualified medical physician approved by the Company certifies to the Company that such Optionee is unable to be gainfully employed by the Company by reason of a diagnosed and determinable physical or mental impairment which can be expected to result in death or has lasted and can be expected to last for a continuous period of not less than 12 months.

         8. NONTRANSFERABILITY OF OPTION. This Option may not be transferred by Optionee otherwise than by will or the laws of descent and distribution. During Optionee's lifetime, this Option shall be exercisable only by Optionee.

         9. LEAVE OF ABSENCE. For purposes of this Option, (i) a leave of absence, duly authorized in writing by the Company, for military service or sickness, or for any other purpose approved by the Company, if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided Optionee's right to reemployment is guaranteed either by statute or by contract, shall not be deemed a termination of employment.

         10. CHANGES IN CAPITAL; CERTAIN REORGANIZATIONS. If the outstanding Common Stock of the Company which is subject to this Option shall at any time be changed or exchanged by declaration of a stock dividend, split-up, subdivision or combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of and kind of shares subject to the Option and the Option Price shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate option price. In the event of a dissolution or liquidation of the Company, or a merger, consolidation, sale of all or substantially all of its assets, or other corporate reorganization in which the Company is not the surviving corporation, or in which the Company is the surviving corporation but holders of Common Stock receive securities of another corporation, this Option shall terminate as of the effective date of such event, provided that immediately prior to such event, Optionee shall have the right to exercise this Option as to all shares underlying this Option, irrespective of the number of Options actually vested at the time.

         11.      MANNER OF EXERCISE.

                  (a) This Option may be exercised in whole or in part at any time and from time to time within the Option Period, subject to the terms and conditions contained herein, by the delivery of written notice of exercise to the Chief Financial Officer of the Company, as required by subsection (c) of this Section 11, accompanied by: (i) full payment, in cash or certified or bank check, payable to the Company, or, (ii) if permitted by the Company's Board of Directors, shares of the Company's Common Stock having a fair market value equal to the aggregate exercise price for the number of shares purchased. This Option may also be exercised by "cashless exercise," as described below.

                  (b) Certificates for the shares of Common Stock purchased upon exercise of this Option shall be delivered by the Company to the Purchaser within five (5) business days after the Exercise Date. However, if the Purchaser has elected to make a "cashless exercise," the Company shall deliver certificates for the number of shares that results from subtracting, from the total number of shares otherwise deliverable upon exercise, the number of shares whose value, calculated using the Market Price, is equal to the value of the payment otherwise required for exercise by Paragraph (a)(iv) of this Subsection
2.2. For purposes of this section, "Market Price" means the average of the closing prices of sales on the principal domestic securities exchange on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the bid and asked prices quoted on Nasdaq as of the close of trading in New York City on such day, in each such case averaged over a period of five (5) consecutive days consisting of the business day immediately preceding the day as of which Market Price is being determined and the four (4) consecutive business days prior to such day; provided that if such security is listed on any principal domestic securities exchange or quoted on Nasdaq, the terms "business day" and "business days" means a day or days, as applicable, on which such exchange or Nasdaq is open for trading or quotation, as the case may be, notwithstanding whether any quotation is available on any particular business day and, if not, then the Market Price shall be determined based upon those remaining days during the aforesaid 5-day period for which quotations are available. If the shares are not so listed or traded on any principal domestic securities exchange or quoted on Nasdaq, the Market Price shall be the fair value thereof, as determined in good faith by the Board of Directors of the Company.

                  (c) The notice of exercise (i) shall state the election to exercise the Option, (ii) shall state the number of shares in respect to which the Option is being exercised, (iii) shall state Optionee's address, (iv) shall state Optionee's social security number, (v) shall contain such representations and agreements concerning Optionee's investment intent with respect to such shares of Common Stock as shall be satisfactory to the Company's counsel, and
(vi) shall be signed by Optionee. As a further condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.


                  (d) Unless this Option has expired or all of the purchase rights represented hereby have been exercised, the Company shall, in addition to certificates for Common Stock issued upon exercise of this Option, prepare upon exercise of this Option, a new Option representing the rights formerly represented by this Option that have not expired or been exercised. The Company shall, within five (5) business days after the Exercise Date, deliver such new Option to the Optionee designated for delivery in the Exercise Agreement.

         12. AMENDMENT AND ADMINISTRATION. The Board of Directors shall have the authority to interpret the Plan this Option, and generally to conduct and administer the exercise of this Option and to make all determinations in connection herewith which may be necessary or advisable, and all such actions of the Board shall be final and conclusive for all purposes and binding upon Optionee.

         13 MISCELLANEOUS. This Option shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon and all rights granted to the Optionee and all rights reserved by the Company under this Option shall be binding upon and inure to the benefit of Optionee, Optionee's heirs, personal representatives, administrators and successors. Unless the context requires otherwise, words denoting the singular may be construed as denoting the plural, and words of the plural may be construed as denoting the singular and words of one gender my be construed as denoting such other gender as is appropriate.

         IN WITNESS WHEREOF, this Option has been issued by the Company effective as of the Date of Grant, which is November 23, 1998.


U.S. WIRELESS DATA, INC.                       Accepted by Optionee:
a Colorado corporation


By  /s/ Rod L. Stambaugh                       /s/ Roger L. Peirce
    --------------------                       -------------------
        Rod L. Stambaugh                           Roger L. Peirce
        President

Attest:


By  /s/ Robert E. Robichaud
    -----------------------
        Robert E. Robichaud
        Secretary


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